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                                                                  Exhibit 10.28





[DATE]






[NAME]
[ADDRESS]
[ADDRESS]

Dear [Mr./Ms.] [OPTIONEE'S LAST NAME]:

     On behalf of Tanisys Technology, Inc. (the "Company"), I am pleased to announce that you (the "Participant") have been awarded, under the terms of the 1997 Non-Employee Director Plan of Tanisys Technology, Inc. (the "Plan"), a non-qualified stock option to purchase _______ shares of common stock of the Company (the "Shares"). The option to acquire the Shares is awarded and granted upon the following terms and conditions as well as those terms, conditions, and limitations as set forth in the Plan, which is attached hereto and incorporated herein for all purposes:

     1.  The exercise price for each share of common stock is $[OPTION PRICE].

     2. For so long as you are a director of the Company, the right to exercise such option shall vest as follows:

     (a)  33-1/3% (_____ shares) on [FIRST ANNIVERSARY DATE OF GRANT];

     (b)  33-1/3% (_____ shares) on [SECOND ANNIVERSARY DATE OF GRANT]; AND

     (c)  33-1/3% (_____ shares) on [THIRD ANNIVERSARY DATE OF GRANT].

     3. Subject to Paragraph 5 herein, the options which have vested in accordance with the schedule set forth in Paragraph 2 above may be exercised at any time on or before [EXPIRATION DATE]. No partial exercise of such option may be for less than 100 full shares. In no event shall the Company be required to transfer fractional shares to the Participant.

     4. The option granted under this Agreement shall be exercisable from time to time, as provided above, by the payment in cash to the Company of the purchase price of the shares which the Participant elects to purchase. The Company shall not be required to transfer or deliver any certificate or certificates for shares of the Company's common shares purchased upon exercise of the option granted under this Agreement until all then applicable requirements of law have been met.

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[OPTIONEE'S NAME]
[DATE]
Page Two


     5. Subject to the limitations imposed pursuant to Section 7 of the Plan, the option and all rights granted by this Agreement, to the extent those rights have not been exercised, will terminate and become null and void on [EXPIRATION DATE]. If the Participant dies, the person or persons to whom his vested rights under the option shall pass, whether by will or by the applicable laws of descent and distribution, may exercise such vested option to the extent the Participant was entitled to exercise the option on the date of death, at any time within a period of one year after his death, but not after [EXPIRATION DATE].

     6. During the lifetime of the Participant, the option and all rights granted in this Agreement shall be exercisable only by the Participant, and except as Paragraph 5 otherwise provides, the option and all rights granted under this contract shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of such option or of such rights contrary to the provisions in this Agreement, or upon the levy of any attachment or similar process upon such option or such rights, such option and such rights shall immediately become null and void.

     7. Notwithstanding the foregoing, upon the sale of substantially all of the assets of the Company or change in control of forty percent (40%) of the outstanding voting shares of the Company, all non-vested options shall immediately vest.

     8. In the event of any change in the common shares of the Company subject to the option granted hereunder, through merger, consolidation, reorganization, recapitalization, stock split, stock dividend or other change in the corporate structure, without consideration, appropriate adjustment shall be made by the Company in the number of shares subject to such option and the price per share. Upon the dissolution or liquidation of the Company other than in connection with a transaction to which such Section is applicable, the option granted under this Agreement shall terminate and become null and void, but the Participant shall have the right immediately prior to such dissolution or liquidation to exercise the option granted hereunder to the full extent not before exercised.

     9. Neither the Participant nor his executor, administrator, heirs or legatees shall be or have any rights or privileges of a shareholder of the Company in respect of the shares transferable upon exercise of the option granted under this Agreement, unless and until certificates representing such shares shall have been endorsed, transferred and delivered and the transferee has caused his/her name to be entered as the shareholder of record on the books of the Company.

    10. The Shares underlying your options have been registered with the Securities and Exchange Commission, and the Shares issued upon the exercise of your options will be freely tradable, subject, with respect to Shares held by "affiliates" of the Company, to compliance with Rule 144 of the Securities and Exchange Commission.

    11. The Company does not attempt to advise you on any consequences arising from your acquisition of the Shares through the exercise of the option.

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[OPTIONEE'S NAME]
[DATE]
Page Three


    12. The terms and conditions of the Plan, unless expressly supplemented by this Agreement, shall continue unchanged and in full force and effect. To the extent that any terms or provisions of this Agreement are or may be deemed expressly inconsistent with any terms or conditions of the Plan, the terms of this Agreement shall control.

    13. The Participant hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of this Agreement.

    14. The rights of the Participant are subject to modification and termination in certain events as provided in this Agreement and the Plan.

    15. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Delaware applicable to contracts made and to be wholly performed therein.

    16. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    17. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all previously written or oral negotiations, commitments, representations and agreements with respect thereto.

     If the foregoing represents your understanding of the terms and conditions upon which your options have been granted, please execute in the space provided below, returning an executed copy to the undersigned.

Sincerely,



Mark C. Holliday
Chairman of the Board and
Chief Executive Officer


AGREED:



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[OPTIONEE'S NAME]